                                                                HEI Exhibit 12.1
                                                                ----------------
Hawaiian Electric Industries, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

                                                    Six months ended June 30,
                                           ---------------------------------------------
(dollars in thousands)                      1996 (1)    1996 (2)    1995 (1)    1995 (2)
- ----------------------------------------------------------------------------------------
FIXED CHARGES
Total interest charges
   The Company (3)......................   $ 60,805    $108,145    $ 56,505    $ 99,038
   Proportionate share of
    fifty-percent-owned persons.........        372         372         461         461
Interest component of rentals...........      2,052       2,052       1,939       1,939
Pretax preferred stock dividend
 requirements of subsidiaries...........      5,613       5,613       5,799       5,799
                                           --------    --------    --------    --------

TOTAL FIXED CHARGES.....................   $ 68,842    $116,182    $ 64,704    $107,237
                                           ========    ========    ========    ========

EARNINGS
Pretax income...........................   $ 69,859    $ 69,859    $ 63,945    $ 63,945
Fixed charges, as shown.................     68,842     116,182      64,704     107,237
Interest capitalized
   The Company..........................     (3,135)     (3,135)     (3,102)     (3,102)
   Proportionate share of
    fifty-percent-owned persons.........       (372)       (372)       (461)       (461)
                                           --------    --------    --------    --------

EARNINGS AVAILABLE FOR FIXED CHARGES....   $135,194    $182,534    $125,086    $167,619
                                           ========    ========    ========    ========

RATIO OF EARNINGS TO FIXED CHARGES......       1.96        1.57        1.93        1.56
                                           ========    ========    ========    ========

(1)  Excluding interest on ASB deposits.

(2)  Including interest on ASB deposits.

(3) Total interest charges exclude interest on nonrecourse debt from leveraged leases which is not included in interest expense in HEI's consolidated statement of income.